Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information: Jane Hensley, 214-871-8888

Golf Town and Golfsmith Combination Complete

Golfsmith International Becomes Largest Golf Retailer in the World

Toronto, ON and Austin, TX—July 24, 2012—Two golf industry giants, Golfsmith and Golf Town, have officially combined operations, creating the largest golf specialty retail business in the world. The combined business will operate under the name Golfsmith International. Golfsmith International operates 151 golf retail stores in North America – 56 in Canada and 95 in the United States. Stores located in Canada will remain branded as Golf Town and all stores in the U.S. will be branded as Golfsmith.

The combination, announced on May 14, was brought together by OMERS Private Equity and joins two companies that have been serving golfers in North America for more than four decades. Golfsmith was founded in 1967 as a golf catalog business and started developing retail locations outside of Austin, Texas in the 1990s. Golf Town, founded in 1999, quickly set the standard for specialty golf retail in Canada.

“We look forward to working with a very strong management team to serve both brands’ loyal customers. We believe there is excellent potential for future growth,” said Don Morrison, Senior Managing Director and Canadian Country Head of OMERS Private Equity. “This is an unique and strategic opportunity to build on a proven business model.”

“The combination of two golf industry leaders completely changes the face of golf,” said Martin Hanaka, CEO of Golfsmith International. “Our new size and strength will help us bring more to our customers – more value, more service and more innovation. This is a great match in so many ways. We share the same commitment to outstanding customer service, experiential golf retail, and geographically we have no overlap in stores. And most importantly, our associates’ expertise and focus on personalized solutions is unmatched in the industry. Golf isn’t just our business, it’s our passion.”

Sue Gove, president and COO of Golfsmith International, added, “Our business strategy will focus on leveraging our scale, deploying best practices from both companies, and pursuing our aggressive growth plans for retail and online commerce. We have already identified many potential new store locations where we believe golfers are underserved. In fact, we plan to open a number of new locations in the U.S. in 2013.”

Corporate headquarters for the combined business will be located in Austin, Texas.

About Golfsmith International

Golfsmith International, based in Austin, TX, is the largest specialty golf retailer in the world operating Golfsmith stores in the U.S. and Golf Town stores in Canada and Boston. The business operates as an integrated, multi-channel retailer, offering customers the convenience of shopping through any of its 151 retail locations or 24/7 shopping at its e-commerce sites – www.golfsmith.com and www.golftown.com. Golfsmith International offers extensive product selection of premier branded golf equipment as well as its proprietary products, club-making components and pre-owned clubs.

About OMERS Private Equity Inc.

Operating under the OMERS Worldwide brand, OMERS Private Equity today manages the private equity activities of OMERS and has over $6.5 billion of investments under management. The group’s investment strategy includes the active ownership of businesses in North America and Europe. OMERS Private Equity is headquartered in Toronto, Canada, with offices in New York and London. For further information visit: www.omerspe.com.

About OMERS

OMERS is one of Canada’s largest pension funds with over $55 billion in net assets. It provides first-class pension administration and innovative products and services to 420,000 members. Approximately one in every 20 employees working in the province of Ontario is an OMERS member. Through the OMERS Worldwide brand, our team of investment professionals uses a direct drive, active management investment strategy to invest in public and private market assets, including publicly-traded equities, fixed-income, infrastructure, private equity and real estate. For further information visit: www.omers.com or www.omersworldwide.com.